EXHIBIT 10.1

Letter of Understanding – International Business Travel Arrangement

May 11, 2023

Paul Smith

Dear Paul,
On behalf of ServiceNow UK Limited (the “Company”), we are hereby detailing the tax protection arrangements, and certain other benefits, associated with your regular International Business Travel arrangement between Staines, United Kingdom (your “Home Location”) and the United States (your “Host Location”) in relation to the International Business Travel Period (as defined below) (this arrangement being referred to herein as the “International Business Travel Arrangement”). During the International Business Travel Period, you have spent time, and will continue to spend time, working from your Home Location and your Host Location. This Letter of Understanding outlines certain additional terms relating to this arrangement.

Further details in relation to the matters included in this Letter of Understanding are set out in the Addendum.

PERIOD COVERED BY THIS LETTER OF UNDERSTANDING:

The arrangements set out, and benefits offered, under this Letter of Understanding apply to your business travel from the Home Location to the Host Location between the period January 1, 2023, and December 31, 2023 (the “International Business Travel Period”).

Immigration Support:

The Company has sponsored and coordinated the application for your work visa required in the Host Location for the International Business Travel Period and beyond for a maximum of 3 years. The Company will assist in applying for appropriate dependent visas required for your accompanying immediate family members per local requirements. The Company will coordinate and pay the immigration expenses associated with this directly to the service provider.
Medical Benefits:

During the International Business Travel Period, the Company will provide medical, dental and vision insurance through an international healthcare plan for you and your family in the Host Location.

Host Location Housing and Utilities Benefit:

The Company will provide you with a housing allowance of up to USD 26,500/month net for your housing arrangement in the Host location. The Company will cover customary fees and security deposits required to secure the housing lease agreement. At the end of the International Business Travel Period or lease agreement, the security deposit should be refunded back to the Company. You are required to review and observe the terms and conditions of the lease and will be responsible for the condition of the housing, fixtures, and any furniture. At the end of the lease, any amounts deducted from the housing deposit for the wear and tear of the leased house, would be your responsibility to cover.

The Company’s relocation vendor, Plus Relocation, will make the monthly rent payments directly to the landlord on your behalf.

The Company agrees to cover the following monthly housing utilities:
-Gas, oil, water, and or/electricity
-Garbage/sewage charges
-Basic Cable
-Standard Internet
-Gardening services
-Snow Shoveling services.

You will need to pay this and submit your original utilities receipts to ServiceNow’s relocation provider, Plus Relocation, for reimbursement.

Automobile Allowance Benefit:

ServiceNow agrees to cover the cost of one leased automobile in the Host location up to USD 4,000 net per month (such amount being inclusive of the costs of liability insurance). Any costs associated with breaking the auto lease contract or damage to the vehicle, if not covered under the insurance, will be your responsibility.

You will need to pay this, and submit your monthly receipts to ServiceNow’s relocation provider, Plus Relocation, for reimbursement.

Education Allowance Benefit:

The Company agrees to cover educational support for your dependents up to USD 25,000 net per year/per child. You will need to pay this, and you will need to submit receipts to ServiceNow’s relocation vendor, Plus Relocation, for reimbursement.

Home Leave Allowance benefit:

The Company agrees to cover the cost of four round trips (i.e. to/from the Host Location to the Home Location) during the International Business Travel Period, for your spouse and two dependents. This benefit will cover the cost of business class airfares as per Company’s travel policy, and ground transportation to and from airports.

Scheduling and booking of these trips for the family must be done through the Plus Relocation vendor team.

Tax Assistance on Relocation Benefits:

If any of the allowance benefits set out in this Letter of Understanding are deemed to be taxable in the Home and Host Location based on local tax laws, the Company will cover tax assistance to offset the tax liabilities to the applicable tax authorities in respect of such allowance benefits.

Tax Protection Withholding:

The Company will tax protect your “Stay-At-Home Income” (as defined below) to help ensure that this International Business Travel Arrangement does not create unnecessary financial hardship due to the different tax and social security implications or consequences on your “Stay-At-Home Income” based on tax treatment in the Home Location and the Host Location. Your income and social security tax burden in respect of the foregoing will remain at a similar level as if you were employed solely in your Home Location. What this means is explained below and in the Addendum to this Letter of Understanding.

After finalization of the Home Location and Host Location personal income tax returns, the Company’s global tax partners, Ernst & Young (“EY”), will prepare a separate tax protect calculation on a stay-at-home basis to determine whether there is any excess tax liability payment payable to you, or any excess refund repayable by you, on your personal and social tax.

Following completion of the above calculation, the Company will reimburse any Excess Tax Liability Payment (as defined below) you have incurred, if any, on a fully grossed-up basis in relation to the International Business Travel Period. In the case of any Excess Refund (as defined below), if any, the Company will claim back the Excess Refund amount through the year-end tax protect calculation. Any amounts payable by the Company or by you must be settled within 30 days of the completion of the tax reconciliation analysis. By signing this Letter of Understanding, you authorize the deduction from any allowances or payments owed to you for monies owed to the Company as a result of the tax protection process.

This arrangement could extend beyond the International Business Travel Period, if subsequent tax year(s) are impacted by trailing liability reporting.

For the purpose of this section:

“Stay-At-Home Income” shall mean: Your base salary, earned commissions, and any equity income upon initial vesting event but not upon subsequent sale.

“Excess Tax Liability Payment” shall mean: Any additional tax payment that you may have incurred on your personal Home Location tax return (as compared to your stay-at-home tax liability, had you not been on the International Business Travel Arrangement).

“Excess Refund” shall mean: Any additional refund arising due to claiming a credit of taxes paid by ServiceNow in the Host Location, on your Home Location personal tax returns (as compared to your stay-at home tax liability had you not been on the International Business Travel Arrangement).

TRAILING LIABILITY REPORTING:

As required, the Company agrees to tax protect you for trailing liability taxes related only to your ServiceNow equity income (such as RSU and ESPP) in subsequent tax year(s) in which a Host Location tax may be incurred in relation to the International Business Travel Period because of the end of this International Business Travel Arrangement.

Tax Support:

In relation to the International Business Travel Period, the Company will provide you with the services of our global tax service provider, EY, to assist with preparation of your tax returns. At the time of agreement, this is anticipated to be for the 2023 US tax year and the 2023/2024 UK tax year. Any subsequent tax years authorized for trailing liabilities in accordance with the above will be agreed between you and the Company on an annual basis.

In addition, EY has provided you with tax briefings to help you understand the tax implications of the International Business Travel Arrangement in both the Host Location and the Home Location. These briefings covered key decisions regarding your personal tax filings in both countries. As needed, EY will provide additional briefings to answer any questions you may have during or after the end of the International Business Travel Arrangement.

Further details regarding the tax briefing and tax filing preparation services are included in the Addendum to this Letter of Understanding.
Social Security:

To mitigate double taxation at a Social Security level, the Company has applied for a Certificate of Coverage to look to retain you within the scope of UK social security scheme during the International Business Travel Period.

Appendix 5:

ServiceNow will seek to operate an Appendix 5 agreement with the UK tax authorities to minimize any potential negative cash flow impact arising from double taxation via payroll. A provisional tax credit will be claimed via payroll each month after the US payroll taxes have been paid. This arrangement should not impact your net take home pay each month. The credit claimed via payroll will ultimately be reconciled on your UK self-assessment tax return, to ensure accurate credit is claimed for US taxes paid.

Final tax return position and foreign tax credits:

In respect of the International Business Travel period, you will fund taxes in the Home Location and ServiceNow has and/or will fund taxes in the Host Location. Any tax repayment received by you arising as a result of a foreign tax credit claim in the UK is required to be paid back to ServiceNow within thirty days of receipt by you. A tax protection calculation will be prepared alongside your UK tax return to reconcile your personal tax position.

To indicate your understanding and acceptance of the arrangements and benefits outlined above, as well as your repayment obligations in relation to any foreign tax credits received by you, please sign below and return this letter to the Global Mobility Team no later than May 15, 2023. This Letter of Understanding is valid until this date, but should you have any questions or concerns, please don’t hesitate to contact.

Sincerely,

/s/ Jacqui Canney
Jacqui Canney

On Behalf of ServiceNow – AMS

Accepted and Agreed:

By: /s/ Paul Smith     Date: May 26, 2023
Paul Smith

Attachment: Addendum to Letter of Understanding - International Business Travel Arrangement*

*Attachment has been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of which will be furnished to the SEC upon request.